EXHIBIT 99.1

USA Equities Corp. (USAQ) and AllergiEnd Announces Allergy Testing Kit Distribution ahead of COVID-19 Vaccine

West Palm Beach, FL - December 10, 2020 - While the recent and rapid development of Pfizer/BioNTech’s COVID-19 vaccine is undoubtedly good news, Time Magazine reported that administering this vaccine to individuals with a history of severe allergic reactions is not recommended, according to a U.K. Regulator, as the United Kingdom is the first country to begin vaccinations. This news comes after two healthcare professionals, both with a history of anaphylactoid reactions, suffered adverse side effects to the vaccine. They have since recovered.

As the United States waits for the vaccine, this news from the U.K. is a cautionary warning. Physicians should begin making preparations ahead of time for those patients with a history of allergic reactions. Despite the uncertainty surrounding this vaccine, physicians can alleviate the patient’s worry by providing an allergy test ahead of vaccination. Patients should explore allergy testing ahead of vaccination. Often someone discovers that they are allergic to something - only after being exposed to an allergen and experiencing the negative effects.

Further complicating the issue is that approximately sixty million Americans are affected by allergic disorders. Yet, there are fewer than 3,000 practicing allergists in the U.S. Since the beginning of the COVID-19 pandemic, there has been a shift within healthcare, including an increased reliance on primary care physicians. Primary care physicians need additional resources at their disposal, now more than ever, and now that includes allergy testing.

“We didn’t realize how critical our AllergiEnd products would become in the scope of screening patients prior to receiving the vaccine - but we are ready to distribute allergy test kits to all medical practices, pharmacies and workplace medical clinics immediately,” states Troy Grogan, President, and CEO at USA Equities Corp.

Our AllergiEnd tests empowers the primary care practitioners to test and begin treating allergy patients in their own offices through a safe, easy to administer, needle-free skin test designed for administration in primary care settings. Test results are available in as little as 15-20 minutes. Patients can now have confidence in knowing if they suffer from allergic reactions (and, if so, what triggers it) before considering vaccination. For more information about USAQ’s AllergiEnd or to begin providing allergy testing in your practice, please visit www.allergiend.com or contact our physician relations team member at (855) 702-1307.

About USA Equities Corp (OTCQB: USAQ)

USA Equities Corp. (USAQ), through its wholly owned subsidiary Medical Practice Income (MPI) a Florida corporation, is focused on value-based healthcare solutions in the digital medicine market, informatics and algorithmic personalized medicine including digital therapeutics, behavior based remote patient monitoring, virtual care and preventive medicine. The Company’s intellectual properties, products and information service portfolio is directed towards prevention, early detection, management, and reversal of cardiometabolic and other chronic diseases. Our principle objectives are to develop proprietary software tools, devices, and approaches, providing more granular, timely and specific clinical decision-making information for practicing physicians and other health care providers to address today’s now younger, obese, diabetic and cardiovascular disease population. For more information, visit www.MedicalPracticeIncome.com/discover.

Forward-Looking Statements

This press release contains forward-looking statements identified by words such as ‘may’, ‘could’, ‘believes’, ‘estimates’, ‘targets’, ‘expects’, or ‘intends’ and other similar words that involve risks and uncertainties. These statements have not been based solely on historical facts but on USA Equities Corp’s current expectations about future events and results. You should consider that as such statements relate to future matters, they are subject to various inherent risks, uncertainties, and assumptions that could cause actual results or events to differ materially from expectations described in the forward-looking statement. Various important factors could cause actual results or events to differ materially from the forward-looking statements that USA Equities Corp makes, including, but not limited to, the risk that software development and studies may be delayed and may not have satisfactory outcomes, the risk that costs required to continue our Software as a Service (SaaS) or to expand our operations will be higher than anticipated and other risks described in the “Risk Factors” section of our Annual Report on Form 10-K filed by USA Equities Corp with the SEC on February 21, 2020. Except where required by law, USA Equities Corp. has no intention to update or revise forward-looking statements or to publish prospective financial information in the future, regardless of whether new information, future events, or any other factors affect the information contained in this presentation. None of USA Equities Corp Directors, Consultants, or any other person named with their consent in this presentation can assure you that any forward-looking statement or result expressed or implied by any forward-looking statement will be achieved.

Investor Relations Contact:
Olivia Giamanco
Medical Practice Income, Inc.
(929) 379-6503
admin@medicalpracticeincome.com